AMENDMENT NO. 2

TO

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

SPARK HOLDCO, LLC

This AMENDMENT NO. 2 TO THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Amendment”), and the Third Amended and Restated Limited Liability Company Agreement (the “Third Restated LLC Agreement”), as amended, or restated from time to time, including by this Amendment, is entered into on March 30, 2020, by and among SPARK HOLDCO, LLC, a Delaware limited liability company (the “Company”), and each other Person who is or at any time becomes a Member in accordance with the terms of the Agreement and the Act. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in Section 1.1 of the Third Restated LLC Agreement and Section 1 of this Amendment.

RECITALS

WHEREAS, the Third Restated LLC Agreement provides for certain Tax definitions;

WHEREAS, the parties hereto now desire to amend the Third Restated LLC Agreement to provide certain revised definitions;
NOW THEREFORE, the parties hereto do hereby amend the Third Restated LLC Agreement in the following respects:
Section 1. Definitions. Section 1.1 of the Third Restated Agreement is hereby amended to add or restate, as applicable, the following definitions:
“Amendment” is defined in the preamble to the Amendment.
“Assumed Tax Liability” means, (a) with respect to any taxable year beginning before 2020, an amount equal to (i) the cumulative amount of federal, state and local income taxes (including any applicable estimated taxes), determined taking into account the character of income and loss allocated utilizing the effective combined federal, state and local tax rate that is applicable to SEI, due from SEI in all prior taxable years and that the Managing Member estimates as of such

Tax Distribution Date would be due from SEI in such taxable year, (1) assuming SEI earned solely the items of income, gain, deduction, loss, and/or credit allocated to it pursuant to Section 4.3, and (2) after taking proper account of loss carryforwards available to SEI resulting from losses allocated to SEI by the Company, to the extent not taken into account in prior periods, minus (ii) prior distributions made pursuant to Section 5.2(a)(i), and (b) with respect to taxable years beginning after 2019, an amount equal to (i) the cumulative amount of federal, state and local income taxes determined pursuant to (a)(i), plus (ii) an amount equal to the cumulative amount of taxable income of SEI in all prior taxable years or portions thereof up to and including the first taxable year beginning after 2019 multiplied by an assumed tax rate equal to the highest effective combined federal, state and local tax rate that is applicable to any Member, determined taking into account the character of income and loss allocated to SEI, and that the Managing Member estimates as of each Tax Distribution Date, (1) assuming SEI earned solely the items of income, gain, deduction, loss, and/or credit allocated to it pursuant to Section 4.3, and (2) after taking proper account of loss carryforwards available to SEI resulting from losses allocated to SEI by the Company, to the extent not taken into account in prior periods, minus (iii) prior distributions made pursuant to Section 5.2(a)(i); provided, however, that in calculating Assumed Tax Liability, all items of income and gain allocated to SEI pursuant to Section 4.3 with respect to items of income and gain allocated to SEI pursuant to Section 4.1(a) shall be excluded. For purposes of determining the Assumed Tax Liability, adjustments by reason of Sections 734(b) or 743(b) of the Code shall be taken into account.
“Special Assumed Tax Liability” means, with respect to any taxable year, an amount equal to (a) the cumulative amount of federal, state and local income taxes (including any applicable estimated taxes), determined taking into account the character of income and loss allocated utilizing and applying the effective combined federal, state and local tax rate that is applicable to SEI, due from SEI in all prior taxable years and that the Managing Member estimates as of such Tax Distribution Date would be due from SEI in such taxable year, assuming SEI earned solely the items of income and gain allocated to SEI pursuant to Section 4.3 with respect to items of income and gain allocated to SEI pursuant to Section 4.1(a), minus (b) prior distributions made pursuant to Section 5.2(a)(ii). For purposes of determining the Special Assumed Tax Liability of SEI, adjustments by reason of Sections 734(b) or 743(b) of the Code shall be taken into account.
“Third Restated LLC Agreement” is defined in the preamble to the Amendment.
Section 2. Entire Agreement. This Amendment, and all other agreements referenced therein and herein, constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein and therein.
Section 3. Governing Law. This Amendment, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Amendment or the Third Restated

LLC Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed in such State and without regard to conflicts of law doctrines, except to the extent that certain matters are preempted by federal Law or are governed as a matter of controlling Law by the Law of the jurisdiction of organization of the respective parties.
Section 4. Headings. The descriptive headings of the Articles, Sections and subsections of this Amendment are for convenience only and do not constitute a part of this Amendment or the Third Restated LLC Agreement.
Section 5. Counterparts. This Amendment and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed by its duly authorized officers as of the day and year first above written.
COMPANY:
SPARK HOLDCO, LLC

By: /s/ James G. Jones II
Name: James G Jones II
Title: Chief Financial Officer

MANAGING MEMBER:
SPARK ENERGY, INC.

By: /s/ James G.Jones II
Name: James G. Jones II
Title: Chief Financial Officer

NUDEVCO RETAIL, LLC

By: /s/ W. Keith Maxwell III
Name: W. Keith Maxwell III
Title: President and Chief Executive Officer

RETAILCO, LLC

By: /s/ W. Keith Maxwell III
Name: W. Keith Maxwell III
Title: President and Chief Executive Officer